Exhibit 99.1

Waitr Holdings Announces Commencement of Exchange Offer and Consent Solicitation Relating to Public Warrants

LAKE CHARLES, LA, January 25, 2019 — Waitr Holdings Inc. (Nasdaq: WTRH) (“Waitr”) today announced that it has commenced an exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to its publicly traded warrants (“public warrants”) to purchase shares of common stock, par value $0.0001 per share (“common stock”), of Waitr. The purpose of the Offer and Consent Solicitation is to simplify Waitr’s capital structure and reduce the potential dilutive impact of the public warrants, thereby providing Waitr with more flexibility for financing its operations in the future.

Waitr is offering to all holders of its public warrants the opportunity to receive 0.18 shares of common stock in exchange for each of the outstanding public warrants tendered by the holder and exchanged pursuant to the Offer. Pursuant to the Offer, Waitr is offering up to an aggregate of 4,500,000 shares of its common stock in exchange for the public warrants.

The offering period will continue until 11:59 p.m., Eastern Standard Time, on February 22, 2019, or such later time and date to which Waitr may extend, as described in the Schedule TO and Prospectus/Offer to Exchange (the “Expiration Date”). Tendered public warrants may be withdrawn by holders at any time prior to the Expiration Date. Waitr’s obligation to complete the Offer is not conditioned on the tender of a minimum amount of public warrants.

Concurrently with the Offer, Waitr is also soliciting consents from holders of the public warrants to amend (the “Warrant Amendment”) the warrant agreement that governs all of the public warrants to permit Waitr to require that each public warrant outstanding upon the closing of the Offer be converted into 0.162 shares of common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer. The Consent Solicitation is conditioned upon receiving the consent of holders of at least 65% of the outstanding public warrants (which is the minimum number required to amend the warrant agreement).

The Offer and Consent Solicitation are being made pursuant to a Prospectus/Offer to Exchange dated January 25, 2019, and Schedule TO, dated January 25, 2019, each of which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and more fully set forth the terms and conditions of the Offer and Consent Solicitation.

Waitr’s common stock is listed on The Nasdaq Global Select Market under the symbol “WTRH,” and Waitr’s public warrants are quoted on the OTC Pink marketplace maintained by OTC Market Groups, Inc. under the symbol “WTRHW.” As of January 25, 2019, 25,000,000 public warrants were outstanding.

Waitr has engaged Jefferies LLC as the Dealer Manager for the Offer and Consent Solicitation. Any questions or requests for assistance concerning the Offer and Consent Solicitation may be directed to Jefferies LLC at 1-877-547-6340 (toll-free). Morrow Sodali LLC has been appointed as the Information Agent for the Offer and Consent Solicitation, and Continental Stock Transfer & Trust Company has been appointed as the Exchange Agent.

Important Additional Information Has Been Filed with the SEC

Copies of the Schedule TO and Prospectus/Offer to Exchange will be available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to Jefferies LLC at 1-877-547-6340 (toll-free). A registration statement on Form S-4 relating to the securities to be issued in the Offer has been filed with the SEC but has not yet become effective. Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the public warrants or an offer to sell or a solicitation of an offer to buy any shares of common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. The Offer and Consent Solicitation are being made only through the Schedule TO and Prospectus/Offer to Exchange, and the complete terms and conditions of the Offer and Consent Solicitation are set forth in the Schedule TO and Prospectus/Offer to Exchange.

Holders of the public warrants are urged to read the Schedule TO and Prospectus/Offer to Exchange carefully before making any decision with respect to the Offer and Consent Solicitation because they contain important information, including the various terms of, and conditions to, the Offer and Consent Solicitation.

None of Waitr, any of its management or its board of directors, or the Information Agent, the Exchange Agent or the Dealer Manager makes any recommendation as to whether or not holders of public warrants should tender public warrants for exchange in the Offer or consent to the Warrant Amendment in the Consent Solicitation.

About Waitr Holdings Inc.

Founded in 2013 and based in Lake Charles, Louisiana, Waitr is a leader in on-demand food ordering and delivery. Its platform connects local restaurants to hungry diners in underserved markets in America’s heartland. Waitr is the most convenient way to discover, order and receive great food from the best local restaurants and national chains. As of September 30, 2018, Waitr had over 7,700 restaurant partners in over 235 cities in the Southeast U.S.

Forward-Looking Statements

This press release contains “forward-looking statements,” as defined by federal securities laws, including statements regarding the expected timing of the Offer and Consent Solicitation. Forward-looking statements reflect Waitr’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Waitr’s Registration Statement on Form S-4, filed January 25, 2019, as such factors may be updated from time to time in Waitr’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Waitr’s filings with the SEC. While forward-looking statements reflect Waitr’s good faith beliefs, they are not guarantees of future performance. Waitr disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Waitr (or to third parties making the forward-looking statements).

Contact:

WaitrIR@icrinc.com